Exhibit 99.1
Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

For Immediate Release	For additional information, please contact
October 24, 2014	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

Surrey Bancorp Reports Third Quarter Net Income of $714,688

MOUNT AIRY, NC - Surrey Bancorp (the “Company”, Pink Sheets: SRYB), the holding company for Surrey Bank & Trust, today reported earnings for the third quarter of 2014.

For the quarter ended September 30, 2014, net income totaled $714,688 or $0.17 per fully diluted share, compared with $735,883 or $0.18 per fully diluted common share earned during the third quarter of 2013.

Earnings for the three months ended September 30, 2014, are 2.9 percent lower compared to the same period in 2013. The reduction results from an increase in the provision for loan losses. The provision for loan losses increased from $12,317 in the third quarter of 2013 to $139,527 in 2014. This increase is due to loan growth in the quarter ended September 30, 2014, compared to the quarter ended September 30, 2013. In the third quarter of 2014, gross loans increased $8,262,792 compared to a decrease of $2,061,965 in 2013. The majority of loan growth during the quarter was in non-guaranteed loans, requiring larger reserves. Net interest income was $2,381,095 in the third quarter of 2014, compared to $2,246,952 in 2013. This increase is due to loan growth. Loan yields increased from 5.61 percent in the third quarter of 2013 to 5.80 percent in the third quarter of 2014. A reduction in the cost of deposits from the third quarter of 2013 to 2014 also contributed to the increase in the net interest margin. The cost of funds decreased from 0.73 percent in the third quarter of 2013 to 0.66 percent in the third quarter of 2014. Noninterest income increased from $613,162 in the third quarter of 2013 to $628,771 in 2014. This is due to an increase in other service charges and fees and other operating income. Other service charges and fees increased from $150,787 in 2013 to $177,806 in 2014 as a result of an increase in the Bank’s fee structure. Other operating income increased from $174,483 in 2013 to $200,066 in 2014 due to increased revenue from the Bank’s investment and insurance subsidiary, Surrey Investment Services, Inc. Noninterest expenses increased 4.5 percent from $1,677,977 in the third quarter of 2013, to $1,753,022 in 2014. This is primarily attributable to increased data processing expenses and professional fees. Data processing fees increased 30.1 percent from $99,878 in 2013 to $130,002 in 2014, primarily due to increased communication costs and growth. Increases in professional fees result from higher legal and internal audit fees.

Loan loss reserves were $3,653,226 or 1.90 percent of total loans as of September 30, 2014. Non-performing assets were 1.39 percent of total assets at September 30, 2014, compared to 1.66 percent on that date in 2013. At September 30, 2014, the allowance for loan loss reserves equaled 119 percent of impaired and non-performing assets, net of government guarantees.

Total assets were $252,875,436 as of September 30, 2014, an increase of 5.7 percent from $239,343,856 reported as of September 30, 2013. Total deposits were $204,720,550 at quarter-end 2014, a 5.7 percent increase from the $193,695,070 reported at the end of the third quarter of 2013. Net loans increased 5.8 percent to $188,813,973, compared to $178,519,116 at September 30, 2013.

Net income for the nine months ended September 30, 2014, was $2,158,867 or $0.52 per diluted share, compared to $2,188,502 or $0.52 per diluted share, for the same period in 2013.

About Surrey Bancorp

Surrey Bancorp is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain, North Carolina, and 940 Woodland Drive in Stuart, Virginia. The Bank has opened a Loan Production Office at 1328 North Bridge Street in Elkin, North Carolina.

Surrey Bank & Trust is engaged in the sale of insurance and provides full-service brokerage and investment services through its wholly owned subsidiary Surrey Investment Services, Inc. The insurance division, dba SB&T Insurance, is located at 199 North Renfro Street in Mount Airy. The brokerage division which operates through an association with LPL Financial, is located at 145 North Renfro Street in Mount Airy. The Bank also has a subsidiary sales finance company, Freedom Finance, LLC, located at 165 North Renfro Street in Mount Airy.

Surrey Bank & Trust can be found online at www.surreybank.com.

Non-GAAP Financial Measures

This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Surrey Bancorp, in referring to its net income, is referring to income under GAAP.

Forward Looking Statements

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Surrey Bancorp’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

SURREY BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share amounts)

	September 30, 2014	December 31, 2013	September 30, 2013
	(unaudited)		(unaudited)
Total assets	$252,875	$240,919	$239,344
Total loans	192,467	183,284	181,819
Investments	42,783	40,890	41,748
Deposits	204,721	195,801	193,695
Borrowed funds	7,750	7,750	7,750
Stockholders’ equity	36,282	34,218	34,303
Non-performing assets to total assets	1.39%	1.59%	1.66%
Loans past due more than 90 days to total loans	0.05%	0.02%	0.00%
Allowance for loan losses to total loans	1.90%	1.84%	1.81%
Book value per common share	$9.15	$8.57	$8.59

SURREY BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
Interest income	$2,724	$2,612	$8,036	$7,905
Interest expense	343	365	1,034	1,147
Net interest income	2,381	2,247	7,002	6,758
Provision for loan losses	139	12	133	148
Net interest income after provision for loan losses	2,242	2,235	6,869	6,610
Noninterest income	628	613	1,942	2,068
Noninterest expense	1,753	1,678	5,418	5,199
Net income before taxes	1,117	1,170	3,393	3,479
Provision for income taxes	403	434	1,234	1,291
Net income	714	736	2,159	2,188
Preferred stock dividend declared	46	46	137	137
Net income available to common shareholders	$668	$690	$2,022	$2,051
Basic net income per share	$0.19	$0.19	$0.57	$0.58
Diluted net income per share	$0.17	$0.18	$0.52	$0.52
Return on average total assets[1]	1.14%	1.25%	1.16%	1.24%
Return on average total equity[1]	7.92%	8.64%	8.15%	8.76%
Yield on average interest earning assets	4.75%	4.73%	4.67%	4.83%
Cost of funds	0.66%	0.73%	0.66%	0.77%
Net yield on average interest earning assets	4.15%	4.07%	4.07%	4.13%
Overhead efficiency ratio	58.24%	58.67%	60.57%	58.90%
Net charge-offs (recoveries)/average loans	0.01%	0.08%	(0.08)%	0.14%

1Annualized for all periods presented.